Exhibit 16.1

March 17, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by PureCycle Technologies, Inc. under the heading “Changes in Registrant's Certifying Accountant” in the registration statement on Form S-1. We agree with the statements concerning our Firm under the heading “Changes in Registrant's Certifying Accountant” in the registration statement on Form S-1. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

New York, NY